Exhibit 10.5

August 6, 2015

VIA FACSIMILE & OVERNIGHT DELIVERY

Flexpoint Fund II, L.P.
c/o Flexpoint Ford, LLC

676 N. Michigan Avenue, Suite 3300

Chicago, IL 60611

Facsimile No.: (312) 327-4525

Attention: Charles E. Glew - Steven M. Michienzi

Dear Mssrs. Glew and Michienzi:

Reference is hereby made to that certain Securities Purchase Agreement dated as of August 22, 2013 (the "Purchase Agreement"), by and among JetPay Corporation (f/k/a Universal Business Payment Solutions Acquisition Corporation), a Delaware corporation (the "Company"), and Flexpoint Fund II, L.P., a Delaware limited partnership ("Flexpoint"). Reference is hereby also made to that certain letter dated April 29, 2014 from Flexpoint to the Company which provided notice of a claim for indemnification with respect to the EBC Dispute (the "Claim Notice"). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Claim Notice, or if not defined therein, the Purchase Agreement.

The purpose of this letter agreement is to document an adjustment to the Conversion Price (as defined in the Certificate of Designation) applicable to the Preferred Stock of the Company held by Flexpoint as a result of the claims described in the Claim Notice. In accordance with Section 10.2(d) of the Purchase Agreement, the parties hereby agree that the Conversion Price applicable to the Preferred Stock of the Company held by Flexpoint shall be reduced to a price per share equal to $2.90 (the "Adjusted Conversion Price"), which reduction is being made in respect of the Indemnified Liabilities identified to date by the Company with respect to the EBC Dispute. The parties each acknowledge and agree that the above-described conversion price adjustment is being made pursuant to Section 10.2(d) of the Purchase Agreement with respect to the EBC Dispute and the Aggregate EBC Liabilities incurred as a result thereof and not as a settlement of claims. Accordingly, Flexpoint is not waiving its rights under the Purchase Agreement to indemnification for any Indemnified Liabilities not taken into account in calculating the Adjusted Conversion Price, whether due to the discovery of new information, or otherwise (including, without limitation, any new or different claims not related to the EBC Dispute).

(Signature page follows)

1175 Lancaster Avenue, Suite 200, Berwyn, PA 19312 | 484-324-7980 | www.JetPayCorp.com

jetpay corporation

By:	/s/ Peter B. Davidson
Name: Its:	Peter B. Davidson Vice Chairman and Secretary

Acknowledged, agreed and accepted

as of the date first written above:

FLEXPOINT FUND II, L.P.

By:	/s/ Donald J. Edwards
Name:	Donald J. Edwards
Its:	Authorized Person

1175 Lancaster Avenue, Suite 200, Berwyn, PA 19312 | 484-324-7980 | www.JetPayCorp.com